Exhibit 99.1

CTI BioPharma Reports Fourth Quarter and Full Year 2018 Financial Results and Recent Highlights

SEATTLE, March 13, 2019 - CTI BioPharma Corp. (Nasdaq: CTIC) today reported financial results for the fourth quarter and full year ended December 31, 2018.

“The Company is focused on advancing its development program of pacritinib for the treatment for myelofibrosis patients with severe thrombocytopenia in the United States and Europe in 2019,” commented Adam R. Craig, M.D., Ph.D., President and Chief Executive Officer of CTI BioPharma. “Following the previously-announced completion of full enrollment in the U.S. Phase 2 PAC203 study of pacritinib in myelofibrosis patients with severe thrombocytopenia, the Company expects to meet with the U.S. Food and Drug Administration and report the determination of an optimal dose of pacritinib in mid-2019, with a Phase 3 registration study targeted to commence enrollment shortly thereafter. The Company further expects to report topline efficacy and safety data from the Phase 2 study by the end of 2019.”

Expected 2019 Milestones

•	Determination of the optimal dose of pacritinib - mid-2019

•	Commence enrollment in Phase 3 study of pacritinib in myelofibrosis patients with severe thrombocytopenia (platelet count of less than 50,000 per microliter) - 3Q 2019

•	Reporting of top-line efficacy and safety data from PAC203 at a major medical meeting by the end of 2019

Fourth Quarter Financial Results
Total revenues for the three months and year ended December 31, 2018 were $14.1 million and $26.3 million, respectively, compared to $0.5 million and $25.1 million for the respective periods in 2017. The increase in total revenues for the fourth quarter in 2018 compared to the same period in 2017 is primarily due to the recognition of license and contract revenue in 2018 related to the achievement of a regulatory milestone under the license and collaboration agreement for PIXUVRI® with Servier as well as the attainment of a worldwide net sales milestone of TRISENOX under the agreement with Teva Pharmaceutical Industries Ltd.

GAAP operating income was $0.2 million for the fourth quarter of 2018 and GAAP operating loss was $32.9 million for the year ended December 31, 2018, compared to GAAP operating loss of $13.7 million and $39.5 million for the respective periods in 2017. Operating income in the fourth quarter of 2018 as compared to operating loss in the same period in 2017 resulted primarily from the increase in license and contract revenue as mentioned above. Operating loss for the year ended December 31, 2018 as compared to 2017 resulted primarily from the decrease in selling, general and administrative expenses.

Net income attributable to common stockholders for the fourth quarter of 2018 was $0.8 million, or $0.01 for basic and diluted earnings per share, compared to net loss attributable to common stockholders of $14.3 million, or $(0.33) per share, for the same period in 2017. Net loss attributable to common stockholders for the twelve months ended December 31, 2018, was $29.4 million, or $(0.52) per share, compared to a net loss of $45.0 million, or $(1.24) per share, for the same period in 2017.

As of December 31, 2018, cash, cash equivalents and short-term investments totaled $67.0 million, compared to $43.2 million as of December 31, 2017.

About CTI BioPharma Corp.
CTI BioPharma Corp. is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. The CTI BioPharma lead product candidate, pacritinib, is being developed for the treatment of patients with myelofibrosis. CTI BioPharma is headquartered in Seattle, Washington.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations regarding, the timing of and results from clinical trials and pre-clinical development activities related to pacritinib, the potential efficacy, safety profile, future development plans, addressable market, regulatory success and commercial potential of pacritinib, the anticipated timing of regulatory submissions and interactions, the efficacy of, and potential changes to, our clinical trial designs and anticipated enrollment, our ability to successfully develop and achieve milestones in the development of pacritinib, and the anticipated benefits of pacritinib and the anticipated cost savings from the December 2018 workforce reduction. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our or our collaborators' product candidates; our assumptions regarding our planned expenditures and sufficiency of our cash to fund operations may be incorrect; cost savings from the December 2018 workforce reduction may be less than anticipated; our efforts to advance our pipeline may not be successful; any of our or our collaborators' product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“CTI BioPharma” and the CTI BioPharma logo are registered trademarks or trademarks of CTI BioPharma Corp. in various jurisdictions. All other trademarks belong to their respective owner.
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CTI BioPharma Investor Contacts:
Maeve Conneighton/Maghan Meyers
+212-600-1902
cti@argotpartners.com

CTI BioPharma Corp. Condensed Consolidated Statements of Operations (In thousands, except per share amounts) (unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenues:
Product sales, net	$—	$—	$—	$853
License and contract revenue	14,108	462	26,290	24,293
Total revenues	14,108	462	26,290	25,146
Operating costs and expenses:
Cost of product sold	87	84	879	364
Research and development	7,928	7,098	36,467	32,866
Selling, general and administrative	5,225	6,983	21,183	31,435
Restructuring expenses	660	—	660	—
Total operating costs and expenses	13,900	14,165	59,189	64,665
Income (loss) from operations	208	(13,703)	(32,899)	(39,519)
Non-operating income (expense):
Interest income	419	—	1,219	—
Interest expense	(316)	(393)	(1,209)	(1,872)
Amortization of debt discount and issuance costs	(131)	(50)	(525)	(163)
Foreign exchange gain (loss)	665	42	(233)	817
Other non-operating (expense) income	—	(166)	4,295	(94)
Total non-operating income (expense), net	637	(567)	3,547	(1,312)
Net income (loss) before noncontrolling interest	845	(14,270)	(29,352)	(40,831)
Noncontrolling interest	1	4	32	161
Net income (loss)	846	(14,266)	(29,320)	(40,670)
Deemed dividends on preferred stock	—	—	(80)	(4,350)
Net income (loss) attributable to common stockholders	$846	$(14,266)	$(29,400)	$(45,020)
Net income (loss) per common share:
Basic	$0.01	$(0.33)	$(0.52)	$(1.24)
Diluted	$0.01	$(0.33)	$(0.52)	$(1.24)
Shares used in calculation of income (loss) per common share:
Basic	57,969	42,899	56,073	36,445
Diluted	57,970	42,899	56,073	36,445

Balance Sheet Data (unaudited):	(amounts in thousands)
	December 31,	December 31,
	2018	2017
Cash, cash equivalents and restricted cash	$36,439	$43,218
Short-term investments	30,599	—
Working capital	59,437	27,666
Total assets	89,832	54,886
Current portion of long-term debt	4,812	444
Long-term debt, less current portion	9,267	13,575
Total stockholders' equity	52,939	16,090